Exhibit 99.1

UTEK CORPORATION

     Unless otherwise indicated, the business address for each of the directors and executive officers of UTEK Corporation is 202 South Wheeler Street, Plant City, Florida 33563.

Directors	Principal Occupation

Clifford M. Gross	Chairman and Chief Executive Officer of UTEK Corporation

Sam Reiber	Vice President and General Counsel of UTEK Corporation

Stuart M. Brooks	Professor of Medicine and Public Health at the University of South Florida

Kwabena Gyimah-Brempong	Professor of Economics at the University of South Florida School of Business

Arthur Chapnik	President of Harrison McJade& Co., Ltd.

Carl Nisser	Consultant to SJ Berwin

John Micek III	Managing Director of Silicon Prairie Partners, LP

Executive Officers	Position

Michael O. Sullivan	Chief Financial Officer of UTEK Corporation

Carole R. Wright	Secretary and Treasurer of UTEK Corporation

William R. Porter	Chief Technology Transfer Officer of UTEK Corporation

John D. Emanuel	Vice President of UTEK Corporation

David G. Mooring	Vice President of UTEK Corporation

John Allies	Vice President of UTEK Corporation

All directors and executive officers are U.S. citizens, except for John D. Emanuel, David G. Mooring and John Allies, all of whom are British citizens, and Carl Nisser, who is a Swedish citizen.